Exhibit 10.32

KAR Auction Services, Inc.

2009 OMNIBUS STOCK AND INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
2015 AWARD

THIS AGREEMENT (the “Agreement”) is made between KAR Auction Services, Inc., a Delaware corporation (the “Company”), and [NAME] (the “Recipient”) pursuant to the KAR Auction Services, Inc. 2009 Omnibus Stock and Incentive Plan, as amended (the “Plan”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan. The parties hereto agree as follows:

1.    Grant of Restricted Stock Units. The Company hereby grants to the Recipient a target number of [_______] Restricted Stock Units (the “Award”) as of [___________], 2015, subject to the terms and conditions of the Plan and this Agreement. The Restricted Stock Units shall vest based on the Company’s performance during the “Period of Restriction,” as specified in Section 4 and pursuant to the terms of this Agreement. A “Restricted Stock Unit” is an “Other Share-Based Award” under the Plan and each Restricted Stock Unit entitles the Recipient to a share of Common Stock upon vesting subject to the terms of this Agreement.
2.    Restrictions. The Restricted Stock Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, whether voluntarily or involuntarily or by operation of law. The Recipient shall have no rights in the Common Stock underlying the Restricted Stock Units until the termination of the Period of Restriction specified in Section 4 below or as otherwise provided in the Plan or this Agreement. The Recipient shall not have any voting rights with respect to the Restricted Stock Units.
3.    Restricted Stock Unit Account. The Company shall maintain an account (the “Restricted Stock Unit Account” or “Account”) on its books in the name of the Recipient, which shall reflect the number of Restricted Stock Units awarded to the Recipient.
4.    Period of Restriction. Subject to the provisions of the Plan and this Agreement, unless vested or forfeited earlier as described in Section 5, 6, or 7 of this Agreement, as applicable, the number of Restricted Stock Units that shall become vested shall be calculated in accordance with the chart below, based on the Company’s “Cumulative Adjusted Net Income Per Share” for the “Measurement Period,” calculated as of the “Measurement Date” (each as defined below). If the Company’s Cumulative Adjusted Net Income Per Share falls between Threshold and Target or between Target and Maximum levels of performance, the number of Restricted Stock Units that vest shall be calculated using straight-line interpolation. Such vesting shall occur upon certification by the Committee that the applicable performance criteria have been met.

Cumulative Adjusted Net Income Per Share During the Measurement Period	Number of Restricted Stock Units Vesting
Below Threshold: Below $[____]	0
Threshold: $[____]	[0.5x]
Target: $[____]	[x]
Maximum: Greater than or equal to $[____]	[2x]
x = [Target number of Restricted Stock Units]
“Cumulative Adjusted Net Income Per Share” shall mean the sum of the Company’s Adjusted Net Income Per Share for the three fiscal years in the Measurement Period.  “Adjusted Net Income Per Share” for a fiscal year is calculated by dividing Adjusted Net Income by the weighted average diluted common shares outstanding per year.  “Adjusted Net Income” for a fiscal year is equal to the Company’s net income as reported in the Form 10-K filed by the Company with respect to such fiscal year, adjusted to (i) exclude gains/losses from certain nonrecurring and unbudgeted capital transactions, including debt prepayment, debt refinancing and similar items, (ii) exclude depreciation and amortization expenses resulting from the revaluation of certain assets at the time of the 2007 merger consistent with the Company’s calculation of its reported adjusted net income, (iii) exclude certain expenses incurred in connection with stock-based compensation related to the 2007 merger consistent with the Company’s calculation of its reported adjusted net income, (iv) exclude acquisition contingent consideration, (v) exclude the impact of significant acts of God or other events outside of the Company’s control that may affect the overall economic environment, and (vi) exclude significant asset impairments.
“Measurement Period” shall mean the period commencing on January 1, 2015 and ending on the Measurement Date.
“Measurement Date” shall mean December 31, 2017.
Upon vesting, all vested Restricted Stock Units shall cease to be considered Restricted Stock Units, subject to the terms and conditions of the Plan and this Agreement, and the Recipient shall be entitled to receive one share of Common Stock for each vested Restricted Stock Unit in the Recipient’s Restricted Stock Unit Account.
5.    Vesting upon Termination by the Company without Cause, by the Recipient for Good Reason or due to Retirement, Disability or Death. If, from January 1, 2015 until the “Payment Date” (as defined in Section 9), the Recipient experiences a termination of employment by the Company without Cause, by the Recipient due to “Good Reason” as defined in the Recipient’s employment agreement, if the Recipient is a party to an employment agreement with the Company that defines such term, or by reason of Retirement, Disability or death, then the Recipient shall be entitled to receive, on the Payment Date, a number of shares of Common Stock the Recipient would have been entitled to under Section 4 if he or she had remained employed until the last day of the Period of Restriction (based on actual performance during the Period of Restriction, as described in Section 4) multiplied by a fraction, the numerator of which shall be the number of full calendar months during the period from January 1, 2015 through the date the Recipient’s employment terminated and the denominator of which shall be 36, the total number of months in the Period of Restriction.
6.    Forfeiture upon Termination by the Company for Cause or upon Recipient’s Resignation Without Good Reason. If, from January 1, 2015 until the “Payment Date” (as defined in Section 9), the Recipient experiences a termination of employment by the Company for Cause or by the Recipient other than for “Good Reason” as defined in the Recipient’s employment agreement, if the Recipient is a party to an employment agreement with the Company that defines such term, then the Recipient shall forfeit any Restricted Stock Units that are subject to the Period of Restriction on the date of such termination of employment.
7.    Vesting upon Change in Control. Upon a Change in Control occurring during the Measurement Period, the Target number of Restricted Stock Units shall become immediately vested on the date of such Change in Control and shall be paid to the Recipient as soon as administratively feasible thereafter (but in no event later than March 15 of the year following the year in which such Change in Control occurs).
8.    Adjustment in Capitalization. In the event of any change in the Common Stock through stock dividends or stock splits, a corporate split-off or split-up, or recapitalization, merger, consolidation, exchange of shares, or a similar event, the number of Restricted Stock Units subject to this Agreement shall be equitably adjusted by the Committee.
9.    Delivery of Stock Certificates. Subject to the requirements of Sections 10 and 11 below, as promptly as practicable after the Committee certifies that Restricted Stock Units ceased to be subject to the Period of Restriction in accordance with this Agreement, but in no event later than March 15 of the year following the year in which the shares became vested (the “Payment Date”), the Company may, if applicable, cause to be issued and delivered to a brokerage account for the benefit of the Recipient certificates or electronic book entry credit for the shares of Common Stock that correspond to the vested Restricted Stock Units.
10.    Tax Withholding. Whenever Common Stock is to be issued or any payment is to be made under this Agreement, the Company or any Subsidiary shall withhold, or require the Recipient to remit to the Company or such Subsidiary, an amount sufficient to satisfy the statutory minimum federal, state, and local withholding tax requirements relating to such transaction, and the Company or such Subsidiary may defer any payment or issuance of Common Stock until such requirements are satisfied.
11.    Securities Laws. This Award is a private offer that may be accepted only by a Recipient who satisfies the eligibility requirements outlined in the Plan and the Committee’s administrative procedures. The future value of Common Stock acquired under the Plan is unknown and could increase or decrease.

Neither the Plan nor any offering materials related to the Plan may be distributed to the public. The Common Stock should be resold only on the New York Stock Exchange and should not be resold to the public except in full compliance with local securities laws.

12.    No Guarantee of Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate the Recipient’s employment at any time, or confer upon the Recipient any right to continue in the employ of the Company or any Subsidiary.
13.    Compliance with Code Section 409A. Notwithstanding any provision of the Plan or this Agreement to the contrary, the Award is intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan and the Agreement will be construed and interpreted in accordance with such intent. References in the Plan and this Agreement to “termination of employment” and similar terms shall mean a “separation from service” within the meaning of that term under Code Section 409A. Any payment or distribution that is to be made to a Recipient who is a “specified employee” of the Company within the meaning of that term under Code Section 409A and as determined by the Committee, on account of a “separation from service” under Code Section 409A, may not be made before the date which is six months after the date of such “separation from service,” unless the payment or distribution is exempt from the application of Code Section 409A by reason of the short-term deferral exemption or otherwise.
14.    Dividend Equivalents. The Recipient will accrue dividend equivalents with respect to the Award. Dividend equivalents represent the right to receive additional shares of Common Stock in the future, subject to the terms and conditions of this Agreement. Dividend equivalents will be determined based on the dividends that the Recipient would have received, had the Recipient held shares of Common Stock equal to the vested number of Restricted Stock Units from January 1, 2015 until the earlier to occur of the Payment Date or the date of a Change in Control, and assuming that the dividends were reinvested in Common Stock (and any dividends on such shares were reinvested in Common Stock). The dividend equivalents will be subject to the same transfer restrictions and forfeiture and vesting conditions as specified in this Agreement.
15.    No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered under this Agreement. The Committee shall determine whether cash or other property shall be issued or paid in lieu of such fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto shall be forfeited or otherwise eliminated.
16.    Amendment. The Committee may at any time amend, modify or terminate this Agreement; provided, however, that no such action of the Committee shall adversely affect the Recipient’s rights under this Agreement without the consent of the Recipient. The Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement so that the Award qualifies for exemption from or complies with Code Section 409A; provided, however, that the Committee and the Company make no representations that the Award shall be exempt from or comply with Code Section 409A and make no undertaking to preclude Code Section 409A from applying to the Award.

17.    Plan Terms and Committee Authority. This Agreement and the rights of the Recipient hereunder are subject to all of the terms and conditions of the Plan, as it may be amended from time to time, as well as to such policies, rules and regulations as the Committee may adopt for administration of the Plan, including but not limited to any stock ownership and stock holding guidelines. It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon the Recipient. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan. The Recipient hereby acknowledges receipt of a copy of the Plan and this Agreement.
18.    Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or the Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Board’s determination, materially altering the intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or person, and the remainder of the Agreement shall remain in full force and effect.
19.    Governing Law and Jurisdiction. The Plan and this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, United States of America. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Plan will be exclusively in the courts in the State of Indiana, County of Hamilton, United States of America, including the Federal Courts located therein (should Federal jurisdiction exist).
20.    Successors. All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business or assets of the Company or both, or a merger, consolidation or otherwise.
21.    Erroneously Awarded Compensation. This Award shall be subject to any compensation recovery policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governances practices, as such policy may be amended from time to time.
[signature page follows]

IN WITNESS WHEREOF, the Recipient and the Company have executed this Agreement as of this ___ day of [________], 2015.

_______________________________	KAR AUCTION SERVICES, INC. By: _______________________________
[NAME]	Its: _______________________________

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